Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-126087) of KBS Real Estate Investment Trust, Inc. and in the related Prospectus of our report dated March 31, 2011, with respect to the consolidated financial statements and schedules of KBS Real Estate Investment Trust, Inc., which report is included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Irvine, California

March 31, 2011